CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As independent registered public accountants, we hereby consent to the inclusion of our report dated December 28, 2006 relating to the September 30, 2006 and 2005 consolidated financial statements of Utix Group, Inc. in this Registration Statement on Form SB-2 and to the reference to our Firm under the caption "Experts" in the Prospectus which is part of such Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 2006 or performed any audit procedures subsequent to the date of our report.

/s/ Vitale, Caturano & Company, Ltd.
VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
March 19, 2007